Exhibit 3.2

THIRD AMENDED AND RESTATED CERTIFICATE
OF
INCORPORATION OF FORESTAR GROUP INC.

The present name of the corporation is Forestar Group Inc. The corporation was formed as a limited liability company under the name “Temple-Inland Real Estate Group LLC” by filing its certificate of formation with the Secretary of State of the State of Delaware on December 28, 2005. The corporation was converted to a corporation under the name “Forestar Real Estate Group Inc.” by the filing of its Certificate of Conversion and Certificate of Incorporation with the Secretary of State of the State of Delaware on October 31, 2007. This Third Amended and Restated Certificate of Incorporation of the corporation (the “Certificate of Incorporation”), which restates and integrates and does not further amend the provisions of the corporation’s Second Amended and Restated Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between the provisions of the Second Amended and Restated Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Certificate of Incorporation. This Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Second Amended and Restated Certificate of Incorporation of the corporation is hereby integrated and restated to read in its entirety as follows:

ARTICLE I
NAME
The name of the corporation (hereinafter called the “Corporation”) is Forestar Group Inc.

ARTICLE II
AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, in the County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE
The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV
STOCK
Section 4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 225,000,000, consisting of (1) 25,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (2) 200,000,000 shares of Common Stock, par value $1.00 per share (“Common Stock”). The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before the issuance and shall not be less than the par value per share. The consideration shall be as permitted by the laws of the State of Delaware. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such consideration shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Corporation that is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be consideration for such issuance.

Section 4.2 Subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VII, the Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of serial Preferred Stock. Before any shares of any such series are issued, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VII, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon, including but not limited to, determination of any of the following:

(a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

(c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d) whether the shares of such series shall be subject to redemption by the Corporation, other than as set forth in Section 4.4, and, if so, the times, prices and other terms and conditions of such redemption;

(e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series unissued shares of the Preferred Stock designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

Section 4.3 Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

Section 4.4 Notwithstanding any other provision of this Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV creating any series of Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, outstanding shares of Common Stock, Preferred Stock or any other class or series of stock of the Corporation, shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the General Corporation Law of the State of Delaware (or by any other applicable provision of law), to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or such Subsidiary, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock of any class or series possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

(a) the redemption price of the shares to be redeemed pursuant to this Section 4.4 shall be equal to the Fair Market Value of such shares;

(b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(d) at least 30 days written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(e) from and after the Redemption Date, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(f) such other terms and conditions as the Board of Directors shall determine.

For purposes of this Section 4.4:

(i) “Disqualified Holder” shall mean any holder of shares of stock of the Corporation of any class or series whose holding of such stock may result in the loss of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary.

(ii) “Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average (unweighted) Closing Price for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4.4(d); provided, however, that if shares of stock of such class or series are not traded on any registered securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided further, however, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him. “Closing Price” on any day means the reported last sales price regular way or, in case no such sale takes place, the average of the reported closing bid and asked prices regular way on the NYSE Composite Tape, or, if stock of the class or series in question is not quoted on such Composite Tape, on the New York Stock Exchange (the “NYSE”), or, if such stock is not listed on such Exchange, on the principal United States registered securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

(iii) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 4.4.

(iv) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm that provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4.4(d), at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section 4.4 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(v) “Subsidiary” shall mean any corporation more than 50% of whose outstanding stock having ordinary voting power in the election of directors is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 At all times when the ratio, expressed as a percentage, of (i) the number of votes entitled to be cast generally in the election of directors (“Votes”) by the Common Stock and any class of capital stock or other securities of the Corporation other than the Common Stock that are entitled to vote generally in the election of directors (the “Voting Securities”) Beneficially Owned by D.R. Horton, Inc. (the “Stockholder”) to (ii) the aggregate Votes entitled to be cast by all then-outstanding Voting Securities (such ratio, the “Stockholder’s Voting Percentage”) is twenty percent (20%) or more, the number of directors constituting the entire Board of Directors shall be five, unless otherwise agreed in writing between the Corporation (as approved by a majority of the Independent Directors) and the Stockholder. Otherwise, the number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, or as provided in accordance with any Certificate of Designation. For purposes of this Certificate of Incorporation, the Stockholder’s Voting Percentage shall include the cumulative number of Votes entitled to be cast by the holders of the Voting Securities Beneficially Owned by the Stockholder and its Subsidiaries. For purposes of this Certificate of Incorporation, “Independent Directors” shall mean any directors to be considered “independent” under the rules of the Securities and Exchange Commission (the “SEC”), the NYSE and any other or additional exchange on which the securities of the Corporation are listed, including for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule thereto).

Section 5.2 All of the directors of the Corporation shall be of one class and shall be elected annually. Each director shall hold office until the next annual meeting of stockholders and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

Section 5.3 At all times when the Stockholder’s Voting Percentage is twenty percent (20%) or more, the Stockholder shall have the right to designate a number of individuals to the Board of Directors (“Stockholder Designees”) equal to the Stockholder’s Voting Percentage multiplied by the total number of directors of the Board of Directors that the Corporation would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one), and the Corporation and the Stockholder shall use their reasonable best efforts to cause such Stockholder Designees to be appointed or elected to the Board of Directors. The Nominating and Governance Committee shall have the right to designate the remaining number of individuals (and in any event not less than one) to the Board of Directors (the “Non-Stockholder Designees”), and the Corporation and the Stockholder shall use their reasonable best efforts to cause such Non-Stockholder Designees to be appointed or elected to the Board of Directors and to cause the Legacy Director to be nominated as a Non-Stockholder Designee at the Corporation’s annual meeting to be held in 2018. Neither the Board of Directors nor any committee thereof shall designate an individual as a nominee for election or appointment to the Board of Directors until the Stockholder has been afforded the opportunity to exercise its rights to appoint the Stockholder Designees in accordance with this Section 5.3. At all times when the Stockholder’s Voting Percentage is twenty percent (20%) or more, the Stockholder shall have the right to designate the Executive Chairman of the Company.

For purposes of Article V, Article VI and Article VII,

(i) “Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

(ii) “Legacy Director” shall mean one individual from the Board of Directors currently serving as the date hereof designated by mutual agreement of the Corporation and the Stockholder prior to the date hereof.

(iii) “Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

Section 5.4 Any vacancies of the Board of Directors resulting from resignation, retirement, death or other removal (with or without cause) from office may be filled as provided in the Bylaws of the Corporation; provided that upon any such vacancy resulting in any Stockholder Designee ceasing to serve as a director at a time when the Stockholder has the right under Section 5.3 to designate a replacement Stockholder Designee, (i) the Stockholder shall be entitled promptly to designate a replacement Stockholder Designee, and (ii) the Corporation shall cause the prompt appointment or election of such replacement Stockholder Designee as a director; provided further that upon any such vacancy resulting in any Legacy Director or Non-Stockholder Designee ceasing to serve as a director, (i) the Nominating and Governance Committee shall be entitled promptly to designate a replacement Non-Stockholder Designee and (ii) the Corporation and the Stockholder shall, and the Stockholder shall cause each member of the Stockholder Group and its and their respective Affiliates and Representatives to, cause the prompt appointment or election of such replacement Non-Stockholder Designee as a director. For purposes of this Section 5.4, (a) “Company Group” shall mean the Corporation, each Subsidiary of the Corporation and each other Person that is Controlled either directly or indirectly by the Company, (b) “Representatives” shall mean, with respect to any Person, such Person’s officers, directors employees, accountants, counsel and consultants, and (c) “Stockholder Group” shall mean the Stockholder and each Person (other than any member of the Company Group) that is an Affiliate of the Stockholder.

Section 5.5 Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 5.6 Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5.7 Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of the Corporation’s capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent; provided that no Stockholder Designee may be removed under this Section 5.7 without the prior written consent of the Stockholder.

Section 5.8 Notwithstanding anything contained herein to the contrary, if at any time the Stockholder’s Voting Percentage is less than fifteen percent (15%), all of the rights of the Stockholder set forth in this Article V shall forever terminate and be of no further force and effect.

ARTICLE VI
COMMITTEES
Section 6.1 Board Committees. At all times when the Stockholder’s Voting Percentage is twenty percent (20%) or more:

(a) no committee of the Board of Directors shall have more than three members unless otherwise agreed in writing between the Corporation (as approved by a majority of the Independent Directors) and the Stockholder;

(b) the Corporation and the Stockholder shall cause the Board of Directors to maintain a Nominating and Governance Committee;

(c) the Corporation and the Stockholder shall cause each committee of the Board to include in its membership a number of Stockholder Designees equal to the Stockholder’s Voting Percentage multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one), except to the extent that such membership would violate the rules of the SEC, the NYSE or any other or additional exchange on which the securities of the Corporation are listed, or any other applicable securities laws. Each committee of the Board shall include at least one Non-Stockholder Designee, and, notwithstanding the preceding sentence, the number of Stockholder Designees included in the membership of any committee of the Board shall be reduced to ensure that each committee of the Board includes at least one Non-Stockholder Designee; and

(d) the Legacy Director shall be a member of the Nominating and Governance Committee immediately following the date hereof, and the Corporation and the Stockholder shall cause, and the Stockholder shall cause each member of the Stockholder Group and its and their respective Affiliates and Representatives to cause, (A) the Legacy Director to serve on the Nominating and Governance Committee for so long as such Legacy Director serves on the Board and (B) during the fifteenth-month period commencing on the date hereof, (x) the Nominating and Governance Committee to have three members and (y) the Legacy Director, for so long as such Legacy Director serves on the Board of Directors, and at least one additional Independent Director to serve on the Nominating and Governance Committee.

Section 6.2 Investment Committee

(a) The Corporation shall establish, and thereafter maintain, an Investment Committee (which shall not be considered a committee of the Board) (the “Investment Committee”), the members of which shall be officers or employees of the Corporation who are (A) experienced professionals in the land acquisition and development business or (B) the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the President of Community Development (or any person serving in an equivalent role). Subject to Section 7.1, the Investment Committee shall be vested with sole responsibility over investment decisions of the Corporation and its Subsidiaries (each, an “Investment Decision”) involving, in any single transaction or series of related transactions, Capital Expenditures in an amount equal to or less than the Approval Threshold (as defined below) (each such transaction or series of related transactions, an “Investment Committee Approval Transaction”). All decisions of the Investment Committee shall require the approval of a majority of the members of the Investment Committee. For purposes of this Certificate of Incorporation, (a) “Capital Expenditure” shall mean a capital expenditure made or incurred by the Company or any of its Subsidiaries, including property acquisitions and the incurrence of any asset-level or secured Indebtedness; provided, that, in the case of an acquisition of land for a development of residential lots, the dollar amount of such Capital Expenditure shall be deemed to include the purchase price of such development, plus the total expected development costs required (i) to prepare the initial phase of lots for the construction of homes, in the case of a development to be conducted in phases, or (ii) to prepare the land for the construction of homes, in the case of a development not to be conducted in phases and (b) “Indebtedness” shall mean, with respect to any Person, (i) all indebtedness for money borrowed and any obligations evidenced by bonds, debentures, notes or similar debt instruments; (ii) all liabilities secured by any mortgage, deed of trust, deed to secure debt, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner, through indemnity or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (iv) any obligation as a lessee or obligor under a capitalized lease; (v) all reimbursement obligations with respect to letters of credit or similar instruments issued by a Person; and (vi) all indebtedness, obligations or other liabilities under or with respect to (x) interest rate swap, collar, cap or similar agreements providing interest rate protection and (y) foreign currency exchange agreements.

(b) The Executive Chairman of the Corporation, if there be one, shall be a member of the Investment Committee at all times. The other members of the Investment Committee shall be appointed by the Nominating and Governance Committee.

(c) Any Investment Decision that does not involve an Investment Committee Approval Transaction shall be subject to approval by the Board of Directors.

(d) Notwithstanding anything contained herein to the contrary, if at any time the Stockholder’s Voting Percentage is less than fifteen percent (15%), all of the obligations of the Corporation and rights of the Stockholder set forth in this Article VI shall forever terminate and be of no further force and effect.

For purposes of this Article VI and Article VII:

(i) “Adjustment Date” shall mean, for each year, the last Tuesday of September or, if the Case-Schiller Index Change has not been published as of such date, such later date that the Case-Shiller Index Change for the relevant Case-Shiller Period is published.

(ii) “Approval Threshold” shall mean $45,000,000, subject to an annual increase on the Adjustment Date by an amount equal to the product of (A) the Case-Shiller Index Change and (B) the Approval Threshold in effect immediately prior to the applicable Adjustment Date. Any adjustments to the Approval Threshold shall be rounded to the nearest $100,000. In the event the Case-Shiller Index Change for any Case-Shiller Period is negative, there shall be no adjustment, and the then-current Approval Threshold shall remain in effect until the next Adjustment Date. The Corporation shall notify the Board and the Stockholder of the adjusted Approval Threshold promptly following each Adjustment Date.

(iii) “Case-Shiller Index Change” means the one-year percentage change reported in the S&P CoreLogic Case-Shiller U.S. National Home Price NSA Index for the one-year period ending July 31 of the then-current calendar year (each such period, a “Case-Shiller Period”), expressed as a decimal.

ARTICLE VII
CONSENTS
Section 7.1 In addition to any other vote, consent or approval required by the Corporation’s Organizational Documents, the Stockholder’s Agreement or applicable law, for so long as the Stockholder’s Voting Percentage is 35% or more, the Corporation shall not, and shall cause its Subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of the Stockholder, which consent the Stockholder may withhold in its sole discretion:

(a) declare or make any extraordinary or in-kind dividend with respect to any of the equity (or equity-linked) securities of the Corporation or any of its Subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Corporation or a dividend to the Corporation or any of its wholly owned Subsidiaries;

(b) issue, sell or place any new class of capital stock, equity or equity-linked securities or other Voting Securities of the Corporation or any of its Subsidiaries;

(c) issue any equity or equity-linked securities or other Voting Securities of the Corporation or any of its Subsidiaries, in any single transaction or series of related transactions: (i) in the case of securities issued pursuant to an option plan, equity plan, employment agreements, compensation arrangements or otherwise to managers, officers, directors or employees of the Corporation, constituting 1% or more of the then outstanding shares of Common Stock in any calendar year; or (ii) in any case, constituting 10% or more of the then outstanding shares of Common Stock;

(d) create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition o r otherwise) or refinance or guarantee any Indebtedness, in a single or series of related transactions, that would result in the Corporation and its Subsidiaries, on a consolidated basis, having or being liable for Indebtedness in an aggregate principal amount that would cause the Total Leverage Ratio to exceed 40%;

(e) select, terminate or remove the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the President of Community Development (or any person serving in an equivalent role);

(f) change or adopt any compensation arrangements for the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the President of Community Development (or any Person serving in an equivalent role);

(g) make or approve any fundamental change in the Corporation’s business of developing residential and mixed-use real estate;

(h) acquire (including by way of merger, exchange offer, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any Person, or make any investment in or loan to any Person, in any single transaction or series of related transactions, involving Capital Expenditures in excess of the Approval Threshold;

(i) (A) effect or approve any voluntary liquidation, dissolution or winding-up of the business and affairs of the Corporation or any of its Subsidiaries; (B) make or approve any filing of any bankruptcy petition or assignment for the benefit of creditors generally; (C) commence any voluntary proceeding that seeks reorganization or other relief under any bankruptcy or similar law; (D) seek the appointment of a trustee, receiver, custodian or other similar official with respect to the Corporation or any of its Subsidiaries or any substantial part of the Corporation’s or any of its Subsidiaries’ property; (E) consent to any involuntary bankruptcy or similar proceeding; or (F) authorize, approve, adopt or give effect to any resolution or agreement or plan of voluntary liquidation, dissolution or winding-up of the Corporation or any of its Subsidiaries;

(j) enter into or permit any Subsidiary to enter into any strategic alliance or commercial agreement with a Person other than the Stockholder or a Subsidiary of the Stockholder that is of a nature similar to the Master Supply Agreement, of even date herewith, by and between the Corporation and the Stockholder; or

(k) effect any election of a Physical Settlement, Cash Settlement or Combination Settlement (each as defined in the First Supplemental Indenture) of Convertible Senior Notes in connection with any election by a holder of Convertible Senior Notes to convert its Convertible Senior Notes in accordance with the terms of the First Supplemental Indenture.

For purposes of this Article VII:
(i) “Convertible Senior Notes” shall mean the 3.75% Convertible Senior Notes due 2020 issued under the First Supplemental Indenture.

(ii) “First Supplemental Indenture” shall mean the First Supplemental Indenture, dated as of February 26, 2013, between the Corporation and U.S. Bank National Association, as trustee.

(iii) “Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

(iv) “Related Party Transaction” shall mean any transaction between any member of the Company Group, on one hand, and any member of the Stockholder Group, on the other hand.

(v) “Stockholder’s Agreement” shall mean the Stockholder’s Agreement, by and between the Corporation and the Stockholder, dated as of October 5, 2017.
(vi) “Total Debt” shall mean an amount equal to the sum of all liability balances classified as “Debt” on the Corporation’s most recent monthly consolidated balance sheet.

(vii) “Total Equity” shall mean an amount equal to the balance of “Total Equity” on the Corporation’s most recent monthly consolidated balance sheet.

(viii) “Total Leverage Ratio” shall mean an amount equal to the quotient of (A) Total Debt, divided by (B) the sum of Total Debt and Total Equity.

Section 7.2 In addition to any other vote, consent or approval required by the Corporation’s Organizational Documents, the Stockholder’s Agreement or applicable law, at all times when the Stockholder’s Voting Percentage is 35% or more, no member of the Company Group shall, subject to the provisos in Section 7.2(a) and Section 7.2(d), take or agree to take any of the following actions, in each case without approval of a majority of the Independent Directors who are not Affiliated Directors:

(a) enter into, amend, modify, terminate or approve any Related Party Transaction, or enter into any waiver, consent or election thereunder, including any amendment or modification to, termination of, or waiver, consent or election under, the Master Supply Agreement, in each case except to the extent any of the foregoing constitutes, or is the subject of, an Investment Committee Approval Transaction;

(b) amend, modify or terminate, or enter into any waiver, consent or election under, the Stockholder’s Agreement or enter into any merger or business combination with any member of the Stockholder Group;

(c) consummate or approve any merger, business combination or similar transaction as to the Corporation in which the Stockholder receives consideration for its shares of the Common Stock of the Corporation that is greater in value on a per share basis than that received by the by holders of Minority Common Stock, or represents a different form of consideration from the form of consideration received by holders of Minority Common Stock for their shares of Common Stock; or

(d) settle any claim between the Corporation and the Stockholder, except to the extent such claim constitutes, or is the subject of, an Investment Committee Approval Transaction.

For purposes of this Certificate of Incorporation, “Minority Common Stock” shall mean shares of Common Stock not Beneficially Owned by a member of the Stockholder Group.

Section 7.3 In addition to any other vote, consent or approval required by the Corporation’s Organizational Documents, the Stockholder’s Agreement or applicable law, for so long as the Stockholder’s Voting Percentage is twenty percent (20%) or more, the Corporation shall not amend or seek to amend its Organizational Documents or the Organizational Documents of any Subsidiary of the Corporation (including, for the avoidance of doubt, the creation of any shareholder rights plan or other amendment intended to limit the Stockholder’s ownership or acquisition of securities of the Corporation or any Subsidiary of the Corporation) in any manner that could limit, restrict or adversely affect the Stockholder’s rights under the Stockholder’s Agreement. In addition to any other vote, consent or approval required by the Corporation’s Organizational Documents, the Stockholder’s Agreement or applicable law, the Corporation shall not amend or seek to amend its Organizational Documents or the Organizational Documents of any Subsidiary of the Corporation (including, for the avoidance of doubt, the creation of any shareholder rights plan or other amendment intended to limit ownership or acquisition of securities of the Corporation or any Subsidiary of the Corporation by holders of Minority Common Stock) in any manner that could limit, restrict or adversely affect the rights of holders of Minority Common Stock under the Stockholder’s Agreement.

Section 7.4 Notwithstanding anything contained herein to the contrary, if at any time the Stockholder’s Voting Percentage is less than fifteen percent (15%), all of the obligations of the Corporation and rights of the Stockholder set forth in Section 7.1, Section 7.2 and Section 7.3 shall forever terminate and be of no further force and effect.

ARTICLE VIII
Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE IX
In furtherance and not in limitation of the powers conferred upon it by law, subject to any qualifications, limitations and restrictions set forth in Article VII, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation by the vote of a majority of the entire Board of Directors.

ARTICLE X
Section 10.1 Except as otherwise provided in the Certificate of Incorporation, without any accountability to the Corporation or any stockholder, (a) the Stockholder and its Affiliates, and their respective officers, directors, shareholders, partners, stockholders, agents and employees (collectively, the “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description; (b) subject to the proviso in Section 10.1(c), the Corporation shall not have any right in or to such other business opportunities of the Stockholder or any Person in the Corporate Opportunities Group or to the income or proceeds derived therefrom; and (c) neither the Stockholder nor any Person in the Corporate Opportunities Group shall be obligated to present any business opportunity to the Corporation or any other stockholder, even if the opportunity is of the character that, if presented to the Corporation, could be taken by the Corporation, or if presented to any other stockholder, could be taken by such stockholder; provided, that with respect to any business opportunity that is offered in writing (including by e-mail or other electronic transmission) to any officer or director of the Corporation (or any of its Affiliates) who is also an officer, director or employee of Stockholder (or any of its Affiliates) which business opportunity is expressly offered to such individual in (and as a direct result of) his or her capacity as a director or officer of the Corporation (or any of its Affiliates), such business opportunity shall not be taken by Stockholder (or its Affiliate) without the approval of a majority of the Independent Directors.

Section 10.2 For purposes of this Certificate of Incorporation: (a) “Affiliate” shall mean with respect to any Person, a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, provided that the Stockholder shall not be deemed to be an Affiliate of the Company and vice versa; (b) “Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or voting interests, by contract or otherwise; and (c) “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

Section 10.3 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X and Article XI.

ARTICLE XI
No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XII
This Corporation shall not be governed by Section 203 of the GCL until such time as the Stockholder gives public notice that the Stockholder’s Voting Percentage is less than fifteen percent (15%), whereupon the Corporation shall, upon such public notice, immediately and automatically, without further action on the part of the Corporation or any holder of stock of the Corporation become governed by Section 203 of the GCL.

IN WITNESS WHEREOF, Forestar Group Inc. has caused this Certificate of Incorporation to be executed by its duly authorized officer on this 21st day of January, 2025.

FORESTAR GROUP INC.

/s/ Anthony W. Oxley
Name: Anthony W. Oxley Title: President and Chief Executive Officer